UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2014

NorthStar Healthcare Income, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55190 (Commission File Number)	27-3663988 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 30, 2014, NorthStar Healthcare Income, Inc. (“NorthStar Healthcare”), through a subsidiary of its operating partnership, invested in a $45.0 million mezzanine loan (the “Loan”) secured by a pledge of an ownership interest in a healthcare real estate portfolio comprised of 14 skilled nursing facilities and two assisted living facilities (the “Portfolio”). NorthStar Healthcare funded the Loan with proceeds from its ongoing initial public offering.

The Portfolio consists of more than 1,900 licensed beds located in nine states, with the greatest concentrations in Texas (28%), Pennsylvania (16%), Nevada (13%) and New Mexico (10%). The Portfolio is managed by affiliates of Sava Senior Care, the sixth largest operator of skilled nursing facilities in the United States. Including the Loan, NorthStar Healthcare has completed two loan transactions with a combined principal amount of $120.0 million with affiliates of the borrower.

The Loan bears interest at a floating rate of 10.0% over the one-month London Interbank Offered Rate. The initial term of the Loan is 24 months, with three one-year extension options available to the borrower, subject to the satisfaction of certain performance tests and the payment of a fee equal to 0.125% of the amount being extended for the second and third extension options. The Loan may be prepaid at any time, provided the borrower pays an amount equal to the remaining interest due on the amount prepaid through the initial term. The underlying loan agreement requires the borrower to comply with various financial and other covenants. In addition, the loan agreement contains customary events of default (subject to certain materiality thresholds and cure periods). The events of default are standard for agreements of this type and include, for example, payment and covenant breaches, insolvency of the borrower, the occurrence of an event of default relating to the collateral or a change in control of the borrower.

The loan-to-value ratio (“LTV Ratio”) of the Loan is approximately 74%. The LTV Ratio is the aggregate amount loaned to the borrower, net of reserves funded and controlled by the lenders, if any, over the appraised value of the Portfolio at the time of origination. In addition to the Loan, the Portfolio is subject to a $60.0 million senior loan that ranks senior in priority to the Loan.

As of October 6, 2014, NorthStar Healthcare's portfolio consists of 19 investments with an aggregate total cost of $491.2 million, including 15 equity investments with an aggregate cost of $345.3 million and four debt investments with a combined principal amount of $145.9 million.

Safe Harbor Statement

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “will” “expects,” “intends,” or other similar words or expressions. These statements are based on NorthStar Healthcare’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar Healthcare can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NorthStar Healthcare’s expectations include, but are not limited to, the ability of the manager of the Portfolio to effectively manage the Portfolio securing the Loan, whether the independent third-party appraisals obtained in connection with the Portfolio's financing, which were not commissioned by NorthStar Healthcare, accurately reflect the Portfolio's current or future fair market value, the ability of the borrower to comply with the terms, including financial and other covenants, of the Loan and debt senior in priority to the Loan, whether the borrower determines to extend the Loan, changes in market rates for skilled nursing and assisted living facilities, the future value of the Portfolio, which may be substantially less than the current appraised value, the impact of any losses from our properties on cash flow and returns, market rental rates and property level cash flow, changes in economic conditions generally and the real estate and debt markets specifically, the impact of local economics, the availability of investment opportunities, the availability of capital, the ability to achieve targeted returns, changes to generally accepted accounting principles, policies and rules applicable to REITs and the factors described in Part I, Item 1A of NorthStar Healthcare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in its other filings with the Securities and Exchange Commission. The foregoing list of factors is not exhaustive. All forward-looking statements included in this Current Report on Form 8-K are based upon information available to NorthStar Healthcare on the date of this report and NorthStar Healthcare is under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Healthcare Income, Inc.

Date: October 6, 2014	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
Executive Vice President, General Counsel and Secretary